Exhibit 99.5

Reconciliation of Non-GAAP Performance Measures	Page 1 of 2
Reconciliation of Non-GAAP Performance Measures
Information presented at NS’ Investor Day in Atlanta on June 3, 2009 (posted elsewhere on our website), included non-GAAP financial measures, as defined by SEC Regulation G. Specifically, three non-GAAP performance measures were presented: free cash flow, return on invested capital and total shareholder distributions. Free cash flow, which is defined by NS as cash provided by operating activities less capital expenditures, is a measure of cash flow available for distribution to shareholders or for other investing or financing activities. Return on invested capital (ROIC) is defined by NS as net income plus interest expense (net of tax benefit) divided by average long-term debt, including current maturities, plus average stockholders’ equity. As shown below, these amounts have been adjusted for operating leases, which allows comparisons between companies that have divergent proportions of leased versus owned assets. NS believes that ROIC is useful in evaluating whether its capital investments are generating shareholder value. Total shareholder distributions are the sum of dividends plus share repurchases, and the measure is useful in providing a more complete picture of distributions to NS shareholders. Non-GAAP performance measures should be considered in addition to, not as a substitute for, the financial performance reported in accordance with U.S. generally accepted accounting principles.

	2004	2005	2006	2007	2008
	($ in millions)
Free Cash Flow	$738	$1,080	$1,028	$992	$1,157
Net Cash Provided by Operating Activities	1,661	2,105	2,206	2,333	2,715
Net Cash Flow from PRR Borrowings (see Note)	118

Subtotal	$1,779	$2,105	$2,206	$2,333	$2,715
Capital Expenditures	(1,041)	(1,025)	(1,178)	(1,341)	(1,558)

Free Cash Flow	$738	$1,080	$1,028	$992	$1,157

Return on Invested Capital
Net income	$910	$1,281	$1,481	$1,464	$1,716
Interest expense on debt	489	494	476	441	444
Tax Benefit related to interest expense on debt	(186)	(188)	(181)	(168)	(169)
Operating lease adjustment, net of taxes	126	155	162	158	154

Total Return	$1,339	$1,742	$1,938	$1,895	$2,145

Average long-term debt, including current maturities, plus average stockholders’ equity	$14,819	$15,854	$16,211	$16,155	$16,185
Operating lease adjustment	1,296	1,590	1,656	1,620	1,578

Total invested capital	$16,115	$17,444	$17,867	$17,775	$17,763

Return on Invested Capital — Adjusted for Operating Leases	8.3%	10.0%	10.8%	10.7%	12.1%

Total Shareholder Distributions
Dividends	$142	$194	$278	$377	$456
Share Repurchases			964	1,196	1,128

Total Shareholder Distributions	$142	$194	$1,242	$1,573	$1,584

Reconciliation of Non-GAAP Performance Measures	Page 2 of 2
Note — Prior to the Conrail Corporate Reorganization (which was completed on August 27, 2004), NS operated the routes and assets of a Conrail Inc. subsidiary, Pennsylvania Lines LLC (PRR), and made substantial payments to PRR under the terms of operating and lease agreements. These payments were included in the expense line item “Conrail rents and services” and, therefore, were a use of cash in “Cash provided by operating activities.” A significant portion of these payments were borrowed back from a PRR subsidiary under a long-term note and, therefore, was a source of cash in “Proceeds from borrowings.” This note was effectively extinguished by the Reorganization. Subsequent to the Reorganization, payments under “Conrail rents and services” declined, depreciation charges increases, and the net borrowings terminated. Accordingly, NS cash provided by operating activities after the Reorganization increased.